                                                      REGISTRATION NO. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 --------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                     AND POST-EFFECTIVE AMENDMENT NO. 1 TO
                      REGISTRATION STATEMENT NO. 333-06465
                                 --------------
                          THE ST. PAUL COMPANIES, INC.
             (Exact name of Registrant as specified in its charter)

          MINNESOTA                       41-0518860
 (State or other jurisdiction          (I.R.S. Employer
     of incorporation or             Identification No.)
        organization)

                             385 Washington Street
                           St. Paul, Minnesota 55102
                                 (651) 310-7911
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                               ------------------

                               BRUCE A. BACKBERG
                 SENIOR VICE PRESIDENT AND CHIEF LEGAL COUNSEL
                          THE ST. PAUL COMPANIES, INC.
                385 WASHINGTON STREET, ST. PAUL, MINNESOTA 55102
                                 (651) 310-7916

      (Name, address, including zip code, and telephone number, including area code, of agent for service)
                               ------------------

                                WITH A COPY TO:
                               DONALD R. CRAWSHAW
                              SULLIVAN & CROMWELL
                                125 Broad Street
                            New York, New York 10004
                                 (212) 558-4000
                               ------------------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                               ------------------

                        CALCULATION OF REGISTRATION FEE

                                                           PROPOSED MAXIMUM           PROPOSED
     TITLE OF EACH CLASS OF           AMOUNT TO BE          OFFERING PRICE        MAXIMUM AGGREGATE          AMOUNT OF
  SECURITIES TO BE REGISTERED       REGISTERED(2)(3)          PER UNIT(1)         OFFERING PRICE(1)     REGISTRATION FEE(3)
Debt Securities.................      $440,000,000               100%               $440,000,000             $122,320

(1) Estimated in accordance with Rule 457 solely for the purpose of calculating the registration fee.
(2) Or, if any Debt Securities are issued at original issue discount, such greater principal amount as shall result in an aggregate initial offering price of $440,000,000. Any offering of Debt Securities denominated in any foreign currency or foreign currency unit will be treated as the equivalent in U.S. dollars based on the exchange rate prevailing at the time of the purchase of such Debt Securities.
(3) Pursuant to Rule 429 under the Securities Act of 1933, $160,000,000 of Debt Securities are being carried forward from Registration Statement No. 333-06465 for inclusion in the Prospectus filed herewith. A registration fee of $55,172 has previously been paid with respect to such Debt Securities.
                               ------------------

    THIS REGISTRATION STATEMENT, WHICH IS A NEW REGISTRATION STATEMENT, ALSO CONSTITUTES POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 333-06465, WHICH WAS DECLARED EFFECTIVE ON AUGUST 6, 1996. SUCH POST-EFFECTIVE AMENDMENT SHALL HEREAFTER BECOME EFFECTIVE CONCURRENTLY WITH THE EFFECTIVENESS OF THIS REGISTRATION STATEMENT AND IN ACCORDANCE WITH SECTION 8(c) OF THE SECURITIES ACT OF 1933. PURSUANT TO RULE 429 UNDER THE SECURITIES ACT OF 1933, THE PROSPECTUS FILED AS PART OF THIS REGISTRATION STATEMENT ALSO CONSTITUTES A PROSPECTUS FOR REGISTRATION STATEMENT NO. 333-06465; THE $160,000,000 OF DEBT SECURITIES REMAINING UNSOLD FROM REGISTRATION STATEMENT NO. 333-06465 WILL BE COMBINED WITH THE $440,000,000 AGGREGATE AMOUNT OF DEBT SECURITIES TO BE REGISTERED PURSUANT TO THIS REGISTRATION STATEMENT TO ENABLE THE ST. PAUL COMPANIES, INC. TO OFFER AN AGGREGATE AMOUNT OF $600,000,000 OF DEBT SECURITIES PURSUANT TO THE COMBINED PROSPECTUS.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  $600,000,000

                          THE ST. PAUL COMPANIES, INC.

                                Debt Securities

                                  -----------

    The St. Paul Companies, Inc. may from time to time issue up to $600,000,000 aggregate principal amount of Debt Securities. The accompanying Prospectus Supplement will specify the terms of the securities.

    The St. Paul Companies, Inc. may sell these securities to or through underwriters, and also to other purchasers or through agents. Goldman, Sachs & Co. and J.P. Morgan Securities Inc. may be among such underwriters or agents. The names of the underwriters or agents will be set forth in the accompanying Prospectus Supplement.

                                 --------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 --------------

GOLDMAN, SACHS & CO.                                           J.P. MORGAN & CO.

                                   ---------

                      Prospectus dated November 12, 1998.

                             ABOUT THIS PROSPECTUS

    This prospectus is part of a registration statement that we filed with the SEC utilizing a "shelf" registration process. Under this shelf process, we may sell any combination of the Debt Securities described in this prospectus in one or more offerings up to a total dollar amount of $600,000,000. This prospectus provides you with a general description of the Debt Securities we may offer. Each time we sell Debt Securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading WHERE YOU CAN FIND MORE INFORMATION.

                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

    The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities.

    - Annual Report on Form 10-K for the year ended December 31, 1997;

    - Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998; and

    - Current Reports on Form 8-K, filed with the SEC on January 21, January 27, February 26, April 24, April 28, May 7, May 14, May 26, June 10, July 9, August 5, August 21, October 6, October 13 and November 3, 1998.

    You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

    Corporate Secretary
    The St. Paul Companies, Inc.
    385 Washington Street
    St. Paul, Minnesota 55102
    (651) 310-7911

    You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these Debt Securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

                                  THE COMPANY

    The St. Paul Companies, Inc. (the "Company") is a management company principally engaged in property-liability insurance and reinsurance underwriting. The Company also has a presence in the life insurance industry and the asset management-investment banking industry through its ownership of Fidelity and Guaranty Life Insurance Company and its majority ownership of The John Nuveen Company, respectively. As a management company, the Company oversees the operations of its subsidiaries and provides them with capital and management and administrative services. On April 24, 1998, the Company completed its merger with USF&G Corporation in a tax-free exchange of stock accounted for as a pooling of interests. At September 30, 1998, the Company and its subsidiaries employed approximately 12,650 persons. In 1997, insurance and reinsurance underwriting accounted for approximately 93% of consolidated revenues, and life insurance and asset management-investment banking operations accounted for approximately 4% and 3% of consolidated revenues, respectively.

    The Company's principal and registered executive offices are located at 385 Washington Street, St. Paul, Minnesota 55102, and its telephone number is (651) 310-7911. The Company's e-mail address is info@stpaul.com. Unless the context otherwise indicates, the term "Company" or "we" means The St. Paul Companies, Inc. and its consolidated subsidiaries and gives effect to the merger with USF&G Corporation.

               RATIOS OF EARNINGS TO FIXED CHARGES OF THE COMPANY

    Our consolidated ratios of earnings to fixed charges for the nine-month periods ended September 30, 1997 and 1998 and for each of the fiscal years ended December 31, 1993 through 1997 are as follows:

                                       NINE MONTHS ENDED
                                         SEPTEMBER 30,                         YEARS ENDED DECEMBER 31,
                                     ----------------------  -------------------------------------------------------------
                                        1998        1997       1997        1996         1995         1994         1993
                                     -----------  ---------  ---------  -----------  -----------  -----------  -----------
Ratio of earnings to fixed
  charges..........................           *       11.98      12.45        8.84         7.91         3.27         7.08

--------------

* The year-to-date 1998 loss is inadequate to cover "fixed charges" by $164.3 million.

    Earnings consist of income before income taxes plus fixed charges, net of capitalized interest. Fixed charges consist of interest expense before reduction for capitalized interest and one-third of rental expense, which is considered to be representative of an interest factor.

                                USE OF PROCEEDS

    Unless otherwise indicated in an accompanying Prospectus Supplement, the net proceeds from the sale of the Debt Securities will be used for general corporate purposes, which may include, among other things, working capital, capital expenditures, the repurchase of shares of common stock, the repayment of short-term borrowings or acquisitions.

                         DESCRIPTION OF DEBT SECURITIES

    The Debt Securities are to be issued under an Indenture, dated as of March 31, 1990 (the "Indenture"), between the Company and The Chase Manhattan Bank, as Trustee (the "Trustee"), which is an exhibit to the registration statement. The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Indenture, including the definitions of certain terms. Wherever particular Sections or defined terms of the Indenture are referred to, such Sections or defined terms are incorporated in this Prospectus by reference.

    The following sets forth certain general terms and provisions of the Debt Securities offered by this Prospectus. The particular terms of the Debt Securities offered by any Prospectus Supplement (the "Offered Debt Securities") will be described in the Prospectus Supplement relating to such Offered Debt Securities (the "Applicable Prospectus Supplement").

GENERAL

    The Indenture does not limit the amount of Debt Securities which may be issued thereunder and Debt Securities may be issued thereunder from time to time in one or more series. The Debt Securities will be unsecured and unsubordinated obligations of the Company and will rank equally and ratably with other unsecured unsubordinated obligations of the Company.

    Unless otherwise indicated in the Applicable Prospectus Supplement, principal of, premium, if any, and interest on the Debt Securities will be payable, and the transfer of Debt Securities will be registrable, at the office or agency of the Company in the Borough of Manhattan, The City of New York, maintained for such purpose and at any other office or agency maintained by the Company for such purpose, except that, at the option of the Company, interest may be paid by mailing a check to the address of the Person entitled to such interest payment as it appears on the Security Register. (Sections 301, 305 and 1002) The Debt Securities will be issued only in fully registered form without coupons and, unless otherwise indicated in the Applicable Prospectus Supplement, in denominations of $1,000 or integral multiples thereof. (Section 302) No service charge will be made for any registration of transfer or exchange of the Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge imposed in connection therewith. (Section 305)

    The Applicable Prospectus Supplement will describe the following terms of the Offered Debt Securities:

    (1) the title of the Offered Debt Securities;

    (2) any limit on the aggregate principal amount of the Offered Debt Securities;

    (3) the date or dates on which the Offered Debt Securities will mature;

    (4) the rate or rates (which may be fixed or variable) per annum at which the Offered Debt Securities will bear interest, if any, and the date or dates from which such interest, if any, will accrue;

    (5) the dates on which such interest, if any, on the Offered Debt Securities will be payable and the Regular Record Dates for such Interest Payment Dates;

    (6) any mandatory or optional sinking funds or analogous provisions or provisions for redemption at the option of the Holder;

    (7) the date, if any, after which and the price or prices at which the Offered Debt Securities may, pursuant to any optional or mandatory redemption provisions, be redeemed and the other detailed terms and provisions of any such optional or mandatory redemption provision;

    (8) if other than denominations of $1,000 and any integral multiple thereof, the denominations in which the Offered Debt Securities will be issuable;

    (9) if other than the principal amount thereof, the portion of the principal amount of the Offered Debt Securities which will be payable upon the declaration of acceleration of the Maturity thereof;

    (10) the currency of payment of principal, premium, if any, and interest on the Offered Debt Securities;

    (11) any index used to determine the amount of payment of principal of, premium, if any, and interest on the Offered Debt Securities;

    (12) the applicability of the provisions described under "Defeasance";

    (13) if the Offered Debt Securities will be issuable only in the form of a Global Security as described under "Book-Entry Debt Securities", the Depository or its nominee with respect to the Offered Debt Securities and the circumstances under which the Global Security may be registered for transfer or exchange in the name of a Person other than the Depository or its nominee; and

    (14) any other terms of the Offered Debt Securities.

    The Debt Securities may be issued as Original Issue Discount Debt Securities to be offered and sold at a substantial discount below their stated principal amount. The Applicable Prospectus Supplement will describe federal income tax consequences and other special considerations applicable to any such Original Issue Discount Debt Securities. "Original Issue Discount Debt Securities" means any security which provides for an amount less than the principal amount thereof to be due and payable upon the declaration of acceleration of the Maturity thereof upon the occurrence of an Event of Default and the continuation of such Event of Default. (Section 101)

BOOK-ENTRY DEBT SECURITIES

    The Debt Securities of a series may be issued in the form of one or more Global Securities. Such Global Securities will be deposited with a Depository or its nominee identified in the Applicable Prospectus Supplement. In such a case, one or more Global Securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding Debt Securities of the series to be represented by such Global Security or Securities. Unless and until it is exchanged in whole or in part for Debt Securities in definitive registered form, a Global Security may not be registered for transfer or exchange except as a whole by the Depository for such Global Security to a nominee of such Depository and except in the circumstances described in the Applicable Prospectus Supplement. (Sections 204 and 305)

    The Applicable Prospectus Supplement will describe the specific terms of the depositary arrangement with respect to any portion of a series of Debt Securities to be represented by a Global Security.

LIMITATION ON LIENS

    The Indenture contains a covenant that the Company will not, and will not permit any Designated Subsidiary to, directly or indirectly, create, issue, assume, incur or guarantee any indebtedness for money borrowed which is secured by a mortgage, pledge, lien, security interest or other encumbrance of any nature on any of the Voting Stock of a Designated Subsidiary unless the Outstanding Securities (together with, if the Company so elects, any other indebtedness of the Company or such Designated Subsidiary then existing or thereafter created which is not subordinate to the Outstanding Securities) shall be secured equally and ratably with (or prior to) such secured indebtedness for money borrowed so long as such secured indebtedness for money borrowed shall be so secured. (Section 1007) This covenant will not prevent the sale or other disposition of a Designated Subsidiary.

    For purposes of such covenant, "Voting Stock" means all classes of stock (including any and all shares, interests, participations or other equivalents (however designated) of corporate stock) then outstanding of a Designated Subsidiary normally entitled to vote in elections of directors. For purposes of such covenant, "Designated Subsidiary" means St. Paul Fire and Marine Insurance Company, USF&G Corporation, United States Fidelity and Guaranty Company and any other Subsidiary the assets of which, determined as of the last day of the most recent calendar quarter ended at least 30 days prior to the date of such determination and in accordance with generally accepted accounting principles as in effect on the last day of such calendar quarter, exceed 20% of the Consolidated Assets of the Company. As of the date of this Prospectus, there were no Subsidiaries of the Company, other than St. Paul Fire and Marine Insurance Company, USF&G Corporation and United States Fidelity and Guaranty Company with assets, determined in accordance with generally accepted accounting principles as in effect on that date, in excess of 20% of the Consolidated Assets of the Company. For purposes of such covenant,

"Consolidated Assets of the Company" means the assets of the Company and its consolidated subsidiaries, to be determined as of the last day of the most recent calendar quarter ended at least 30 days prior to the date of such determination and in accordance with generally accepted accounting principles as in effect on the last day of such calendar quarter. (Section 1007)

    Additional restrictive covenants may be included in the terms of any series of Securities.

EVENTS OF DEFAULT

    Any one of the following events will constitute an Event of Default under the Indenture with respect to Securities of any series (Section 501):

    (1) failure to pay principal of or any premium on any Debt Security of that series when due;

    (2) failure to pay any interest on any Debt Security of that series when due, continued for 30 days;

    (3) failure to deposit any sinking fund payment, when due, in respect of any Debt Security of that series;

    (4) failure to perform any other covenants or warranties of the Company in the Indenture (other than a covenant included in the Indenture solely for the benefit of a series of Debt Securities thereunder other than that series) continued for 60 days after written notice as provided in the Indenture;

    (5) acceleration of any indebtedness for money borrowed in excess of $10,000,000 by the Company (including an acceleration with respect to the Debt Securities of any series other than that series), if such indebtedness is not discharged, or such acceleration is not annulled, within 10 days after written notice as provided in the Indenture;

    (6) certain events of bankruptcy, insolvency or reorganization of the Company; and

    (7) any other Event of Default provided with respect to Debt Securities of that series.

    If any Event of Default with respect to the Debt Securities of any series at the time Outstanding occurs and is continuing, either the Trustee or the Holders of at least 25 percent in aggregate principal amount of the Outstanding Debt Securities of that series may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Debt Securities, such portion of the principal amount as may be specified in the terms thereof) of all the Debt Securities of that series to be due and payable immediately. At any time after a declaration of acceleration with respect to Debt Securities of any series has been made, but before a judgment or decree based on acceleration has been obtained, the Holders of a majority in aggregate principal amount of Outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration. (Section 502)

    The Applicable Prospectus Supplement relating to any series of Offered Debt Securities that are Original Issue Discount Debt Securities will describe the particular provisions relating to acceleration of the Stated Maturity of a portion of the principal amount of such series of Original Issue Discount Debt Securities upon the occurrence of an Event of Default and the continuation of such Event of Default.

    The Indenture provides that, subject to the duty of the Trustee during default to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable indemnity. (Section 603) Subject to such provisions for the indemnification of the Trustee and to certain other conditions, the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Securities of that series. (Section 512)

    No Holder of any series of Debt Securities will have any right to institute any proceeding with respect to the Indenture or for any remedy under the Indenture, unless:

    (i) such Holder shall have previously given to the Trustee written notice of a continuing Event of Default, and

    (ii) (a) the Holders of at least 25 percent in aggregate principal amount of the Outstanding Debt Securities of that series shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee, and

       (b) the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of that series a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. (Section 507)

    However, such limitations do not apply to a suit instituted by a Holder of a Debt Security for enforcement of payment of the principal of and premium, if any, or interest on such Debt Security on or after the respective due dates expressed in such Debt Security. (Section 508)

    The Company will be required to furnish to the Trustee annually a statement as to the performance by the Company of certain of its obligations under the Indenture and as to any default in such performance. (Section 1008)

MODIFICATION AND WAIVER

    The Company and the Trustee may modify and amend the Indenture with the consent of the Holders of not less than two-thirds in aggregate principal amount of the Outstanding Debt Securities of each series issued under the Indenture and affected by the modification or amendments. However, without the consent of the Holders of all Debt Securities affected thereby, the Company and the Trustee may not modify or amend the Indenture to:

    (1) change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Debt Security;

    (2) reduce the principal amount of, or the premium, if any, or interest on, any Debt Security (including in the case of an Original Issue Discount Debt Security the amount payable upon acceleration of the maturity thereof);

    (3) change the place or currency of payment of principal of or interest on any Debt Security;

    (4) impair the right to institute suit for the enforcement of any payment on any Debt Security on or at the Stated Maturity thereof (or in the case of redemption, on or after the Redemption Date); or

    (5) reduce the percentage in principal amount of Outstanding Debt Securities of any series, the consent of whose Holders is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults. (Section
       902)

    The Holders of at least a majority in aggregate principal amount of the Outstanding Debt Securities of any series may, on behalf of all Holders of that series, waive compliance by the Company with certain restrictive provisions of the Indenture. (Section 1009) The Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of any series may, on behalf of all Holders of that series, waive any past default under the Indenture, except a default in the payment of principal, premium or interest and in respect of a covenant or provision of the Indenture that cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security of such series affected thereby. (Section 513)

CONSOLIDATION, MERGER AND SALE OF ASSETS

    The Company, without the consent of the Holders of any of the Debt Securities under the Indenture, may (i) consolidate with or merge into any other Person, (ii) transfer or lease its assets substantially as an entirety to any Person or (iii) permit any Person to merge into or consolidate with the Company, if:

    (1) any such successor or purchaser is a corporation, partnership or trust organized under the laws of any domestic jurisdiction,

    (2) any such successor or purchaser assumes the Company's obligations on the Debt Securities and under the Indenture,

    (3) after giving effect to the transaction no Event of Default, and no event which, after notice or lapse of time, would become an Event of Default, shall have occurred and be continuing, and

    (4) certain other conditions are met. (Section 801)

DEFEASANCE

    The Indenture provides that the Company, at the Company's option, (1) will be discharged from any and all obligations in respect of the Debt Securities of any series (except for certain obligations to register the transfer or exchange of Debt Securities of such series, replace stolen, lost or mutilated Debt Securities of such series, maintain paying agencies and hold moneys for payment in trust) or (2) need not comply with certain restrictive covenants of the Indenture, including that described under "Limitation on Liens", in each case if the Company deposits in trust with the Trustee money or U.S. Government Obligations which, through the payment of interest thereon and principal thereof in accordance with their terms, will provide money in an amount sufficient to pay all the principal of (and premium, if any) and interest on the Debt Securities of such series on the dates such payments are due (which may include one or more redemption dates designated by the Company) in accordance with the terms of the Debt Securities of such series. Such a trust may only be established if, among other things:

    (i) no Event of Default or event which with the giving of notice or lapse of time, or both, would become an Event of Default under the Indenture shall have occurred and be continuing on the date of such deposit,

    (ii) such deposit will not cause the Trustee to have any conflicting interest with respect to other securities of the Company, and

    (iii) the Company shall have delivered an Opinion of Counsel to the effect that the Holders will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit or defeasance and will be subject to Federal income tax in the same manner as if such defeasance had not occurred.

    In the event the Company omits to comply with its remaining obligations under the Indenture after a defeasance of the Indenture with respect to the Debt Securities of any series as described under clause (2) above and the Debt Securities of such series are declared due and payable because of the occurrence of any Event of Default, the amount of money and U.S. Government Obligations on deposit with the Trustee may be insufficient to pay amounts due on the Debt Securities of such series at the time of the acceleration resulting from such Event of Default. However, the Company will remain liable in respect of such payments. (Article Thirteen)

CONCERNING THE TRUSTEE

    The Chase Manhattan Bank, the Trustee under the Indenture, has a $36.5 million participation under a revolving credit agreement among the Company and certain banks named therein providing for aggregate borrowings by the Company thereunder of a maximum of $400 million, none of which was outstanding at September 30, 1998. In the ordinary course of business, The Chase Manhattan Bank provides custody and trust services for certain of the Company's businesses from time to time.

                              PLAN OF DISTRIBUTION

    We may sell the Debt Securities through agents, underwriters or dealers, or directly to one or more purchasers. Goldman, Sachs & Co. and J. P. Morgan Securities Inc. may be among such agents or underwriters. Goldman, Sachs & Co. performs various investment banking services for the Company. In the ordinary course of their respective businesses, J.P. Morgan Securities Inc. and its affiliates have engaged, and may in the future engage, in commercial banking and/or investment banking transactions with the Company or its affiliates.

AGENTS

    We may designate agents who agree to use their reasonable efforts to solicit purchases for the period of their appointment to sell Debt Securities on a continuing basis.

UNDERWRITERS

    If we use underwriters for a sale of Debt Securities, the Debt Securities will be acquired by the underwriters for their own account. The underwriters may resell the Debt Securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the Debt Securities will be subject to certain conditions. The underwriters will be obligated to purchase all the Debt Securities of the series offered if any of the Debt Securities of that series are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

DIRECT SALES

    We may also sell Debt Securities directly to one or more purchasers without using underwriters or agents.

    Underwriters, dealers, and agents that participate in the distribution of the Debt Securities may be underwriters as defined in the Securities Act of 1933, and any discounts or commissions they receive from us and any profit on their resale of the Debt Securities may be treated as underwriting discounts and commissions under the Securities Act. Any underwriters, dealers or agents will be identified and their compensation described in the Applicable Prospectus Supplement. We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with or perform services for us or our subsidiaries in the ordinary course of their businesses.

                          VALIDITY OF DEBT SECURITIES

    The validity of the Debt Securities will be passed upon for the Company by Bruce A. Backberg, Senior Vice President and Chief Legal Counsel of the Company, and for the underwriters or agents, as the case may be, by Sullivan & Cromwell, New York, New York. Mr. Backberg may rely as to matters of New York law upon the opinion of Sullivan & Cromwell, and Sullivan & Cromwell may rely as to matters of Minnesota law upon the opinion of Mr. Backberg. Sullivan & Cromwell have from time to time rendered certain legal services to the Company.

                                    EXPERTS

    The combination of the Company and its subsidiaries and USF&G Corporation and its subsidiaries is reflected in the supplemental consolidated balance sheets as of December 31, 1997 and 1996, and the related supplemental consolidated statements of income, shareholders' equity, comprehensive income and cash flows for each of the years in the three-year period ended December 31, 1997, which appear in the Company's Current Report on Form 8-K filed on October 6, 1998 (USF&G Corporation's financial statements were not presented separately in this Current Report on Form 8-K), have been incorporated herein by reference in reliance upon the reports of KPMG Peat Marwick LLP and Ernst & Young LLP, independent certified public accountants, incorporated herein by reference, and upon the authority of said firms as experts in accounting and auditing. The historical consolidated financial statements of the Company and its subsidiaries and the related financial statement schedules, as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997, which appear or are incorporated by reference in the Company's Current Report on Form 8-K filed on February 26, 1998 and in the Company's Annual Report on Form 10-K for the year ended December 31, 1997, prior to their restatement for the pooling-of-interests with USF&G Corporation, have been incorporated herein by reference in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated herein by reference, and upon the authority of said firm as experts in accounting and auditing. The consolidated statements of financial condition of USF&G Corporation and its subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997, which appear in the Company's Current Report on Form 8-K filed on April 24, 1998, have been audited by Ernst & Young LLP, independent certified public accountants, as stated in their report thereon dated February 20, 1998 and incorporated herein by reference. Such financial statements have been incorporated herein by reference in reliance upon the report given upon the authority of such firm as experts in accounting and auditing.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

SEC registration fee...........................................  $ 122,320
Accountants' fees and expenses.................................     40,500
Attorneys' fees and expenses...................................     80,000
Printing and engraving expenses................................     30,000
Fees and expenses of trustee...................................      3,000
Rating agencies' fees..........................................    250,000
Miscellaneous..................................................      5,000
                                                                                    -
                                                                 ---------
  Total........................................................  $ 530,820*
                                                                                    -
                                                                                    -
                                                                 ---------
                                                                 ---------

--------------

*   All fees and expenses other than the SEC registration fee are estimated.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Company is subject to Minnesota Statutes, Chapter 302A. Minnesota Statutes, Section 302A.521, provides that a corporation shall indemnify any person made or threatened to be made a party to a proceeding by reason of the former or present official capacity (as defined) of such person against judgments, penalties, fines, including, without limitation, excise taxes assessed against such person with respect to an employee benefit plan, settlements and reasonable expenses, including attorneys' fees and disbursements, incurred by such person in connection with the proceeding, if, with respect to the acts or omissions of such person complained of in the proceeding, such person (1) has not been indemnified therefor by another organization or employee benefit plan; (2) acted in good faith; (3) received no improper personal benefit and Section 302A.255 (with respect to director conflicts of interest), if applicable, has been satisfied; (4) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (5) reasonably believed that the conduct was in the best interests of the corporation in the case of acts or omissions in such person's official capacity for the corporation, or, in the case of acts or omissions in such person's official capacity for other affiliated organizations, reasonably believed that the conduct was not opposed to the best interests of the corporation.

    The Bylaws of the Company provide that, subject to the limitations of the next sentence, it will indemnify and make permitted advances to a person made or threatened to be made a party to a proceeding by reason of his former or present official capacity against judgments, penalties, fines (including without limitation excise taxes assessed against the person with respect to an employee benefit plan), settlements and reasonable expenses (including without limitation attorneys' fees and disbursements) incurred by him in connection with the proceeding in the manner and to the fullest extent permitted or required by
Section 302A.521. Notwithstanding the foregoing, the Company will neither indemnify nor make advances under Section 302A.521 to any person who at the time of the occurrence or omission claimed to have given rise to the matter which is the subject of the proceeding only had an agency relationship to the Company and was not at that time an officer, director or employee thereof unless such person and the Company were at that time parties to a written contract for indemnification or advances with respect to such matter or unless the board specifically authorizes such indemnification or advances.

    The Company has directors' and officers' liability insurance policies, with coverage of up to $150 million, subject to various deductibles and exclusions from coverage.

    In the Underwriting Agreement the Underwriters will agree to indemnify, under certain conditions, the Company, its directors, certain of its officers and persons who control the Company within the meaning of the Securities Act of 1933, against certain liabilities.

ITEM 16.  EXHIBITS

      1.1  Form of Underwriting Agreement and Pricing Agreement. (1)
      4.1  Indenture, dated as of March 31, 1990, between the Company and The Chase Manhattan
             Bank, as Trustee. (1)
      5.1  Opinion and consent of Bruce A. Backberg, Esq.
      5.2  Opinion and Consent of Sullivan & Cromwell.
     12.1  Statement re computation of ratios.
     23.1  Consent of KPMG Peat Marwick LLP.
     23.2  Consent of Ernst & Young LLP.
     23.3  Consent of Bruce A. Backberg, Esq. (included as part of Exhibit 5.1).
     23.4  Consent of Sullivan & Cromwell (included as part of Exhibit 5.2).
     24.1  Powers of attorney from officers and directors of the Company signing by an attorney-in-fact.
     25.1  Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of The Chase Manhattan Bank.

--------------

(1) Incorporated by reference to the same numbered Exhibit to the Company's Registration Statement on Form S-3, No. 33-50115.

ITEM 17.  UNDERTAKINGS

        1. The undersigned Registrant hereby undertakes:

        (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

          PROVIDED, HOWEVER, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

        (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

        (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        2. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

        3. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Paul and State of Minnesota, on the 12th day of November, 1998.

                                          By:        /s/ BRUCE A. BACKBERG

                                             -----------------------------------

                                                   Bruce A. Backberg, Esq.
                                                  SENIOR VICE PRESIDENT AND
                                                     CHIEF LEGAL COUNSEL

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on November 12, 1998 by the following persons in the capacities indicated:

                  SIGNATURE                              TITLE
---------------------------------------------  -------------------------

         /s/ DOUGLAS W. LEATHERDALE            Director, Chairman of the
 -------------------------------------------    Board, President and
           Douglas W. Leatherdale               Chief Executive Officer

                      *
 -------------------------------------------   Director and Vice
               Norman P. Blake                  Chairman of the Board

                      *
 -------------------------------------------   Director
             H. Furlong Baldwin

                      *
 -------------------------------------------   Director
            Michael R. Bonsignore

                      *
 -------------------------------------------   Director
               John H. Dasburg

                      *
 -------------------------------------------   Director
              W. John Driscoll

                      *
 -------------------------------------------   Director
            Kenneth M. Duberstein

                  SIGNATURE                              TITLE
---------------------------------------------  -------------------------

                      *
 -------------------------------------------   Director
              Pierson M. Grieve

                      *
 -------------------------------------------   Director
              Thomas R. Hodgson

                      *
 -------------------------------------------   Director
                David G. John

                      *
 -------------------------------------------   Director
              William H. Kling

                      *
 -------------------------------------------   Director
              Bruce K. MacLaury

                      *
 -------------------------------------------   Director
            Glen D. Nelson, M.D.

                      *
 -------------------------------------------   Director
              Anita M. Pampusch

                      *
 -------------------------------------------   Director
             Gordon M. Sprenger

              /s/ PAUL J. LISKA                Executive Vice President
 -------------------------------------------    and
                Paul J. Liska                   Chief Financial Officer

                                               Senior Vice President and
            /s/ THOMAS A. BRADLEY               Corporate Controller
 -------------------------------------------    (Principal Accounting
              Thomas A. Bradley                 Officer)

*By:        /S/ SANDRA ULSAKER WIESE
       --------------------------------------
     Sandra Ulsaker Wiese, ATTORNEY-IN-FACT

                                 EXHIBIT INDEX

EXHIBIT NO.
-----------
        1.1  Form of Underwriting Agreement and Pricing Agreement(1)

        4.1  Indenture, dated as of March 31, 1990, between the Company and The Chase
             Manhattan Bank, as Trustee(1)

        5.1  Opinion and consent of Bruce A. Backberg, Esq.

        5.2  Opinion and consent of Sullivan & Cromwell

       12.1  Statement re computation of ratios

       23.1  Consent of KPMG Peat Marwick LLP

       23.2  Consent of Ernst & Young LLP

       23.3  Consent of Bruce A. Backberg, Esq. (included as part of Exhibit 5.1)

       23.4  Consent of Sullivan & Cromwell (included as part of Exhibit 5.2)

       24.1  Power of attorney from officers and directors of the Company signing by an attorney-in-fact

       25.1  Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of The Chase Manhattan Bank

--------------

(1) Incorporated by reference to the same numbered Exhibit to the Company's Registration Statement on Form S-3, No. 33-50115.